Exhibit 10.21

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE ("Amendment") is dated for reference purposes January 15, 2004 by and between Boyd Enterprises Utah, L.L.C. as Lessor, and Datamark, Inc., as Lessee.

WHEREAS, Lessor and Lessee are the parties to a lease agreement dated April 9, 1998 and First Amendment dated April 12, 2001 (the "Lease") whereby the Lessor leased to Lessee approximately 40,800 square feet of the property commonly known as The Monroe Building, 2305 South Presidents Drive, Unit A,B,C,D,E,F (the "Original Premises"). Except as expressly provided in this Amendment, all capitalized terms not otherwise defined herein shall have the meaning ascribed to those terms in the Lease.

WHEREAS, Lessee desires to expand the Premises by approximately 8,800 square feet for the remainder of the term of the Lease.

NOW THEREFORE, in consideration of the mutual covenants contained in this Amendment, the parties agree to modify, amend and supplement the Lease as follows:

1).    Upon substantial completion of Lessor’s cleanup of the Expanded Premises ("Expanded Premises Commencement Date"), in addition to the Original Premises, Lessor agrees to lease to Lessee, and Lessee agrees to Lease from Lessor approximately 8,800 square feet of space known as The Tyler Building 3781 West 2270 South, Unit A("Expanded Premises") From and after the Expanded Premises Commencement Date, except as specifically provided in this Amendment, the term "Premises" shall be deemed to include the Original Premises and the Expanded Premises.

2).    This Amendment is specifically conditioned upon Lessee delivering to Lessor at the time of execution of this Amendment by Lessee, but in no event later than March 1, 2004, the sum of $4,544 plus CAM of $704 to a total of $5,248 which comprises the first month's rent for the Expanded Premises. Such payments shall be returned to Lessee in the event Lessor is unable to deliver the Expanded Premises as set in Section 5 below.

3).    The term of this Lease as to the Expanded Premises shall end on the same date as the term of the Lease as to the Original Premises, i.e. June 30, 2005.

4).     As of April 1, 2004, the Rent for the Expanded Premises shall be $5,248 and the Rent for the Original Premises shall be $30,805 per month for a total of $36,053 per month, and shall thereafter be adjusted pursuant to Exhibit "C" to this Amendment which hereby replaces Exhibit B to the Lease.

5).    Lessor, at its sole cost and expense, shall deliver the Expanded Premises to Lessee prior to the Expanded Premises Commencement Date in a broom clean condition. In addition, Lessor agrees to paint and carpet, in a workmanlike manner, existing offices as necessary and patch any holes in walls.

6).    All representations and warranties of Landlord regarding the Original Premises are hereby extended to and made as to the Expanded Premises.

7).    Except as amended by the terms of this Amendment, all other terms and conditions of the Lease shall remain in full force and effect, including but not limited to any approvals or consents which Lessor has previously given Lessee for the Original Premises.

IN WITNESS WHEREOF, Lessor and Lessee have executed this Amendment as of the date first written above.

Lessee:	Datamark Inc.	Lessor:	Boyd Enterprises Utah, L.L.C.

By:	/s/ Kevin Bodily	By:	/s/ Willis Boyd

Title:	CFO	Title:	Managing Member